Exhibit 5.1
June 7, 2006
CNL Hotels & Resorts, Inc.
420 South Orange Avenue, Suite 700
Orlando, FL 32801
Ladies and Gentlemen:
We have acted as counsel for CNL Hotels & Resorts, Inc., a Maryland corporation (the “Company”), in connection with the registration and proposed sale of up to 10,000,000 shares of common stock of the Company, par value $0.01 per share, having a proposed maximum offering price of $19.00 per share (the “Shares”), pursuant to the Registration Statement on Form S-3, as amended by Post-Effective Amendment No. 1 to Form S-3 Registration Statement on Form S-11, which is being filed by the Company under the Securities Act of 1933, as amended (the “Registration Statement”).
Based upon an examination and review of, and in reliance upon, such documents as we have deemed necessary, relevant or appropriate, we are of the opinion that upon payment for and issuance and delivery as provided in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,

/s/ Greenberg Traurig LLP
Greenberg Traurig LLP